Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
Revenues:
Product sales	$6,206,303	$4,150,637	$22,449,065	$20,872,611
Total revenues	$6,206,303	$4,150,637	$22,449,065	$20,872,611

Cost of product sales	4,851,502	3,651,987	17,659,347	16,702,848
Gross Margin	1,354,801	498,650	4,789,718	4,169,763

Selling, general, and administrative expense	1,042,407	789,329	4,276,751	3,255,526
Income from operations	312,394	(290,679)	512,967	914,237

Interest/Other income (expense)	(2,021)	57,839	(4,068)	(14,719)
Net income before income tax	310,373	(232,840)	508,899	899,517
Income tax provision (benefit)	92,563	(9,004)	(2,706,978)	(8,548)
Net income	$217,810	$223,836	$3,215,877	$908,065

Wtd. Avg. basic common shares outstanding - diluted	14,727,442	13,302,558	14,588,627	13,348,582

Net income per basic common share	$0.01	$(0.02)	$0.22	$0.07

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	December 25,	December 26,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$5,050,312	$195,203
Accounts receivable-trade, net	4,870,021	2,914,800
Inventories, net	3,911,602	3,709,471
Prepaid expenses and other current assets	225,873	71,506
Total current assets	14,057,808	6,890,980
Net property and equipment	1,332,933	1,287,947
Right-of-use lease asset	586,000	25,000
Deferred taxes, net	2,823,978	117,000
Total Assets	$18,800,719	$8,320,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	55,906	$58,134
Accounts payable	2,100,251	909,291
Accrued expenses	1,086,429	804,091
Deferred revenue	1,707,138	12,177
Lease liability, current portion	155,000	25,000
Total current liabilities	5,104,724	1,808,693
Note payable less current portion	98,684	154,570
Long term lease liability	431,000	--
Total liabilities	5,634,408	1,963,263

Total stockholders’ equity	13,166,311	6,357,664
Total liabilities and stockholders’ equity	$18,800,719	$8,320,927